Exhibit 10.2

EXECUTION COPY

AMENDED AND RESTATED SECURITY AGREEMENT

THIS AMENDED AND RESTATED SECURITY AGREEMENT (this “Agreement”), dated as of August 28, 2009 (the “Restatement Date”), is made by and among PACER INTERNATIONAL, INC., a Tennessee corporation (the “Company”), certain affiliates of the Company listed in Annex I hereto or acceding hereto as provided in Section 25 hereof and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), acting with the consent of the Required Lenders.

WHEREAS, the Company, certain affiliates of the Company party thereto and the Administrative Agent entered into that certain Security Agreement (the “Original Security Agreement”) dated as of June 29, 2009 (the “Original Closing Date”);

WHEREAS, the Company, the Lenders party thereto (each a “Lender” and, collectively, the “Lenders”), the Swing Line Lender and L/C Issuers party thereto, and the Administrative Agent have entered into an Amended and Restated Credit Agreement dated as of August 28, 2009 (the “Amended and Restated Credit Agreement”) amending and restating the Credit Agreement dated as of April 5, 2007, among the Company, the Lenders, the L/C Issuers, the Swing Line Lender and the Administrative Agent, as amended by that certain First Amendment and Waiver Agreement dated as of June 29, 2009 (as amended, amended and restated, renewed, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, it is a condition precedent to the effectiveness of the Amended and Restated Credit Agreement that each Grantor grant and reaffirm its granting of a continuing Lien on the Collateral (as hereinafter defined) to secure the obligations of the Grantors described below.

NOW, THEREFORE, the parties hereto agree to amend and restate the Original Security Agreement as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Agreement (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accounts” means any and all of any Grantor’s accounts, as such term is defined in Article 9 of the UCC, including all rights to payment for goods sold or leased, or for services rendered.

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“Books” means all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for any Grantor in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Collateral, including: (i) ledgers; (ii) records indicating, summarizing, or evidencing any Grantor’s assets (including Inventory and Rights to Payment), business operations or financial condition; (iii) computer programs and software; (iv) computer discs, tapes, files, manuals, spreadsheets; (v) computer printouts and output of whatever kind; (vi) any other computer prepared or electronically stored, collected or reported information and equipment of any kind; and (vii) any and all other rights now or hereafter arising out of any contract or agreement between any Grantor and any service bureau, computer or data processing company or other Person charged with preparing or maintaining any of any Grantor’s books or records or with credit reporting, including with regard to any Grantor’s Accounts.

“Chattel Paper” means any and all of any Grantor’s chattel paper, as such term is defined in Article 9 of the UCC, including all Electronic Chattel Paper.

“Collateral” has the meaning set forth in Section 2.

“Commercial Tort Claims” means any and all of any Grantor’s commercial tort claims, as such term is defined in Article 9 of the UCC, including any described in Schedule 1.

“Control Agreement” means any control agreement or other agreement with any securities intermediary, bank or other Person establishing the Administrative Agent’s control with respect to any Deposit Accounts, Letter-of-Credit Rights or Investment Property, for purposes of Article 8 or Article 9 of the UCC.

“Deposit Account” means any deposit account, as such term is defined in Article 9 of the UCC, maintained by or for the benefit of the Grantors, whether or not restricted or designated for a particular purpose.

“Documents” means any of any Grantor’s documents, as such term is defined in Article 9 of the UCC.

“Electronic Chattel Paper” means any and all of any Grantor’s electronic chattel paper, as such term is defined in Article 9 of the UCC.

“Equipment” means any and all of any Grantor’s equipment, including any and all fixtures, as such terms are defined in Article 9 of the UCC.

“Exchange Act” means the Securities Exchange Act of 1934.

“Filing Offices” has the meaning set forth in Section 2(e).

“General Intangibles” means any and all of any Grantor’s general intangibles, as such term is defined in Article 9 of the UCC.

“Goods” means any and all of any Grantor’s goods, as such term is defined in Article 9 of the UCC.

“Grantors” means the Company and the other Loan Parties party hereto.

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“Instruments” means any and all of any Grantor’s instruments, as such term is defined in Article 9 of the UCC.

“Intellectual Property Collateral” means the following properties and assets owned or held by any Grantor or in which any Grantor otherwise has any interest, now existing or hereafter acquired or arising:

(i) all patents and patent applications, domestic or foreign, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses (including such patents, patent applications and patent licenses as described in Schedule 2), all rights to sue for past, present or future infringement thereof, all rights arising therefrom and pertaining thereto and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof;

(ii) all copyrights and applications for copyright, domestic or foreign, together with the underlying works of authorship (including titles), whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law, and all other rights and works of authorship (including the copyrights and copyright applications described in Schedule 2), all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, and all other rights, claims and demands in any way relating to any such copyrights or works, including royalties and rights to sue for past, present or future infringement, and all rights of renewal and extension of copyright;

(iii) all state (including common law), federal and foreign trademarks, service marks and trade names, and applications for registration of such trademarks, service marks and trade names, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses (including such marks, names, applications and licenses as described in Schedule 2), whether registered or unregistered and wherever registered, all rights to sue for past, present or future infringement or unconsented use thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof;

(iv) all trade secrets, trade dress, trade styles, logos, other source of business identifiers, mask-works, mask-work registrations, mask-work applications, software, confidential and proprietary information, customer lists, license rights, advertising materials, operating manuals, methods, processes, know-how, algorithms, formulae, databases, quality control procedures, product, service and technical specifications, operating, production and quality control manuals, sales literature, drawings, specifications, blue prints, descriptions, inventions, name plates, catalogs, internet websites, and internet domain names and associated URL addresses;

(v) the entire goodwill of or associated with the businesses now or hereafter conducted by such Grantor connected with and symbolized by any of the aforementioned properties and assets; and

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(vi) all accounts, all other proprietary rights, all other intellectual or other similar property and all other general intangibles associated with or arising out of any of the aforementioned properties and assets and not otherwise described above.

“Intellectual Property Security Agreement” means each Patent and Trademark Security Agreement, each Trademark Security Agreement, each Copyright Security Agreement or any amendment thereto, in form and substance satisfactory to the Administrative Agent and the Required Lenders, supplementary to this Agreement and prepared for purposes of recordation with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable.

“Inventory” means any of any Grantor’s inventory, as such term is defined in Article 9 of the UCC.

“Investment Property” means any of any Grantor’s investment property, as such term is defined in Article 9 of the UCC.

“Letter-of-Credit Rights” means any and all of any Grantor’s letter-of-credit rights, as such term is defined in Article 9 of the UCC.

“Memorandum of Amended and Restated Security Agreement” means the Memorandum of Amended and Restated Security Agreement or any amendment thereto, in form and substance satisfactory to the Administrative Agent and the Required Lenders, supplementary to this Agreement and prepared for purposes of recordation with the Surface Transportation Board.

“Memorandum of Amended and Restated Security Agreement (Canada)” means the Memorandum of Amended and Restated Security Agreement or any amendment thereto, in form and substance satisfactory to the Administrative Agent and the Required Lenders, supplementary to this Agreement and prepared for purposes of recordation with the Registrar General of Canada pursuant to Section 105 of the Canada Transportation Act.

“Partnership and LLC Collateral” means any and all limited, limited liability and general partnership interests and limited liability company interests of any type or nature (including any such interests in the Company’s direct or indirect Domestic Subsidiaries or First Tier Foreign Subsidiaries (other than any Excluded Subsidiary) now or hereafter owned by any Grantor), whether now existing or hereafter acquired or arising, including any more specifically described in Schedule 1 to the Pledge Agreement (as amended or supplemented from time to time).

“Permitted Liens” means the Liens permitted pursuant to Section 7.01 of the Credit Agreement.

“Pledged Collateral” means any and all (i) Pledged Shares; (ii) additional capital stock or other equity securities of each Domestic Subsidiary or First Tier Foreign Subsidiary (other than any Excluded Subsidiary) of the Company, whether certificated or uncertificated; (iii) other Investment Property of any Grantor; (iv) warrants, options or other rights entitling any Grantor to acquire any interest in capital stock or other securities of such Subsidiaries or any other Person; (v) Partnership and LLC Collateral; (vi) Instruments; (vii) securities, property,

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interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, any of the foregoing; (viii) certificates and instruments now or hereafter representing or evidencing any of the foregoing; (ix) rights, interests and claims with respect to the foregoing, including under any and all related agreements, instruments and other documents, and (x) cash and non-cash proceeds of any of the foregoing, in each case whether presently existing or owned or hereafter arising or acquired and wherever located, and as from time to time received or receivable by, or otherwise paid or distributed to or acquired by, any Grantor.

“Pledged Shares” means all of the issued and outstanding shares of capital stock, whether certificated or uncertificated, of each Domestic Subsidiary or First Tier Foreign Subsidiary (other than any Excluded Subsidiary) of the Company, now or hereafter owned by any Grantor, including each Subsidiary identified on Schedule 1 to the Pledge Agreement (as amended or supplemented from time to time).

“Proceeds” means all proceeds, as such term is defined in Article 9 of the UCC.

“Proceeds Account” has the meaning set forth in Section 10(d).

“Rights to Payment” means any and all of any Grantor’s Accounts and any and all of any Grantor’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its Chattel Paper, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Proceeds and Supporting Obligations.

“Rolling Stock” means any of any Grantor’s Railcars, railroad car, locomotive, stacktrain or other rolling stock, or accessories used on such railroad cars, locomotives or other rolling stock (including superstructures and racks).

“Secured Obligations” means the indebtedness, liabilities and other obligations of the Company and the other Loan Parties (i) to the Secured Parties created under, or arising out of or in connection with, the Credit Agreement, the Notes, the Letters of Credit, the Guaranty or any of the other Loan Documents, including all unpaid principal of the Loans, all amounts owing in respect of the L/C Obligations, all interest accrued thereon, all fees due under the Credit Agreement, any amounts payable under the Guaranty and all other amounts payable by payable by any Loan Party to the Secured Parties thereunder or in connection therewith, and (ii) to a Lender and any of its Affiliates (or any Lender (or an Affiliate of such a Lender) at the time any Bank Product Obligations were incurred but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement) arising under any Bank Product, and in each case whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including interest that accrues after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming any such Person as the debtor in such proceeding.

“Supporting Obligations” means all supporting obligations, as such term is defined in Article 9 of the UCC.

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“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York.

(c) Terms Defined in UCC. Where applicable and except as otherwise defined herein, terms used in this Agreement shall have the meanings assigned to them in the UCC.

(d) Interpretation. The rules of interpretation set forth in Sections 1.02 through 1.05 of the Credit Agreement shall be applicable to this Agreement and are incorporated herein by this reference.

SECTION 2 Security Interest.

(a) Grant of Security Interest.

(x) As security for the payment and performance of the Secured Obligations, each Grantor hereby grants to the Administrative Agent, for itself and on behalf of and for the ratable benefit of the other Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under all of its personal property, wherever located and whether now existing or owned or hereafter acquired or arising, including the following property (collectively, the “Collateral”): (i) all Accounts; (ii) all Chattel Paper; (iii) all Commercial Tort Claims; (iv) all Deposit Accounts; (v) all Documents; (vi) all Equipment; (vii) all General Intangibles; (viii) all Instruments; (ix) all Inventory; (x) all Investment Property; (xi) all Letter-of-Credit Rights; (xii) all other Goods; (xiii) all Chassis; (xiv) all Rolling Stock, including, without limitation, all Railcars; (xv) all money, whether or not in the possession or under the control of the Administrative Agent, a Lender or a bailee or Affiliate of the Administrative Agent or a Lender, including any Cash Collateral, (xvi) all accessions to, substitutions for, products and Proceeds of any and all of the foregoing, including Proceeds of an unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral and all Supporting Obligations of any and all of the foregoing; and (xvii) all Books and records, including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records pertaining to the foregoing.

(y) To further secure the payment and performance of the Secured Obligations, each Grantor hereby grants to the Administrative Agent, for itself and on behalf of and for the ratable benefit of the other Secured Parties, a security interest in and Lien on all amounts credited to any Deposit Account of such Grantor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept.

(z) Each Grantor hereby grants to the Administrative Agent, for itself and on behalf of and for the ratable benefit of the other Secured Parties, a security interest in all Cash Collateral held from time to time and all Proceeds thereof, as security for the Secured Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Any Cash Collateral may be invested, at Administrative Agent’s discretion, in Cash Equivalents, but the Administrative Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Grantor, and shall have no responsibility for any investment or loss.

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(b) Grantors Remain Liable. Anything herein to the contrary notwithstanding, (i) each Grantor shall remain liable under any contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under such contracts, agreements and other documents included in the Collateral, and (iii) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

(c) Continuing Security Interest. Each Grantor agrees that this Agreement shall create a continuing security interest in the Collateral which shall remain in effect until terminated in accordance with Section 24.

(d) Financing Statements and Other Filings. Each Grantor hereby authorizes the Administrative Agent to file at any time and from time to time any UCC financing statements describing the Collateral, and each Grantor shall execute and deliver to the Administrative Agent, and each Grantor hereby authorizes the Administrative Agent to file (with or without such Grantor’s signature) at any time and from time to time, all amendments to UCC financing statements, continuation statements, termination statements, security agreements relating to the Intellectual Property Collateral, security agreements relating to Rolling Stock, assignments, fixture filings, affidavits, reports, notices, and other documents and instruments, in form satisfactory to the Administrative Agent, as the Administrative Agent or the Required Lenders may request, to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in the Collateral and to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, each Grantor (i) authorizes the Administrative Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Grantor, or words to similar effect, (ii) ratifies and authorizes the filing by the Administrative Agent of any UCC financing statements filed prior to the Restatement Date and (iii) shall from time to time take the actions specified in subsections (e) through (o).

(e) Filing of Financing Statements. Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of the Administrative Agent and agrees that it will not do so without prior written consent of Administrative Agent, subject to such Grantor’s rights under UCC Section 9-509(d)(2).

(f) Delivery of Pledged Collateral. Each Grantor hereby agrees to deliver to or for the account of the Administrative Agent, at the address and to the Person to be designated by the Administrative Agent, the certificates, instruments and other writings representing any Pledged Collateral, which shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, in form satisfactory to the Administrative Agent. If any Grantor shall become entitled to receive or shall

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receive any Pledged Collateral after the Original Closing Date, such Grantor shall accept the foregoing as the agent for the Administrative Agent, shall hold it in trust for the Administrative Agent, shall segregate it from other property or funds of such Grantor, and, upon request of the Administrative Agent, shall promptly deliver the same and all certificates, instruments and other writings representing such Pledged Collateral forthwith to or for the account of the Administrative Agent, at the address and to the Person to be designated by the Administrative Agent, which shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank in form satisfactory to the Administrative Agent. Anything to the contrary notwithstanding, so long as no Event of Default shall have occurred and be continuing, (i) each Grantor may retain for collection in the ordinary course any Instruments received by such Grantor in the ordinary course of business, and the Administrative Agent shall, promptly upon request of such Grantor, make appropriate arrangements for making any other Instruments pledged by such Grantor available to the payor of any such Instrument for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent required under applicable law to continue perfected the Administrative Agent’s security interest hereunder in such Instruments, against trust receipt or like document), and (ii) each Grantor may retain any additional Pledged Collateral consisting of Instruments with a face value of less than $250,000 or, in the case of any such additional Pledged Collateral with no face value, then such additional Pledged Collateral with a fair market value of less than $250,000, as determined by such Grantor in good faith, as long as the aggregate amount of any such Instruments so retained by the Grantors shall not exceed $1,000,000.

(g) Transfer of Security Interest Other Than by Delivery. If for any reason Pledged Collateral cannot be delivered to or for the account of the Administrative Agent as provided in subsection 2(f), each Grantor shall promptly take such other steps as may be reasonably requested from time to time by the Administrative Agent to effect a transfer of a perfected first priority security interest in and pledge of the Pledged Collateral to the Administrative Agent for itself and on behalf of and for the ratable benefit of the other Secured Parties pursuant to the UCC. To the extent practicable, such Grantor shall thereafter deliver the Pledged Collateral to or for the account of the Administrative Agent as provided in subsection 2(f).

(h) Deposit Accounts. Subject to the terms of the Credit Agreement, each Grantor shall execute such notices, and shall take such other action, including delivery of Control Agreements in form and substance satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in Collateral consisting of Deposit Accounts and to accomplish the purposes of this Agreement (other than (x) an account exclusively used for payroll, payroll taxes or employee benefits, (y) an account that individually contains not more than $100,000 (or the Dollar Equivalent thereof) but only to the extent that all such accounts containing not more than $100,000 (or the Dollar Equivalent thereof) contain an aggregate amount of not more than $250,000 (or the Dollar Equivalent thereof) or (z) limited disbursement accounts approved by the Administrative Agent in its reasonable discretion).

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(i) Intellectual Property Collateral. (i) Each Grantor shall execute and deliver to the Administrative Agent such Intellectual Property Security Agreements as the Administrative Agent and the Required Lenders may reasonably request, and record such Intellectual Property Security Agreements with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, and take such other action as the Administrative Agent or the Required Lenders may reasonably request, to perfect the Administrative Agent’s security interest in such Intellectual Property Collateral.

(ii) Promptly following the creation or other acquisition of any Intellectual Property Collateral by any Grantor after the Original Closing Date which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, such Grantor shall modify this Agreement by amending Schedule 2 to include any Intellectual Property Collateral which becomes part of the Collateral and which was not included on Schedule 2 as of the Restatement Date and record such Intellectual Property Security Agreement with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, and take such other action as the Administrative Agent or the Required Lenders may reasonably request, to perfect the Administrative Agent’s security interest in such Intellectual Property Collateral.

(j) Documents, Etc. (i) Each Grantor, upon request of the Administrative Agent, shall deliver to the Administrative Agent, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment, all Documents and Chattel Paper, and all other Rights to Payment at any time evidenced by promissory notes, trade acceptances or other instruments, not already delivered hereunder pursuant to this Section 2; provided, however, that unless an Event of Default shall have occurred and be continuing, such Grantor shall not be required to deliver any Document, Chattel Paper, promissory note, trade acceptance or other instrument having a face amount not in excess of $250,000, as long as the aggregate amount of any such Collateral so retained by the Grantors shall not exceed $1,000,000. Upon the request of the Administrative Agent, Grantors shall mark all Documents and Chattel Paper with such legends as the Administrative Agent shall reasonably specify.

(ii) Each Grantor will give the Administrative Agent prompt written notice following the creation or other acquisition of any Documents and all other Rights to Payment at any time evidenced by promissory notes, trade acceptances or other instruments having a face amount in excess of $250,000 by such Grantor after the Original Closing Date.

(k) Bailees. Any Person (other than the Administrative Agent) at any time and from time to time holding all or any portion of the Collateral shall be deemed to, and shall, hold the Collateral as the agent of, and as pledge holder for, the Administrative Agent. Except with respect to Rolling Stock (including, without limitation, Railcars), vehicles, trailers, Chassis or containers, at any time and from time to time, the Administrative Agent may give notice to any such Person holding all or any portion of the Collateral that such Person is holding the Collateral as the agent and bailee of, and as pledge holder for, the Administrative Agent, and obtain such Person’s written acknowledgment thereof. Without limiting the generality of the foregoing and except with respect to Rolling Stock or Chassis, each Grantor will join with the Administrative Agent in notifying any Person who has possession of any Collateral of the Administrative Agent’s security interest therein and obtaining an acknowledgment from such Person that it is holding the Collateral for the benefit of the Administrative Agent.

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(l) Control. Without limiting the foregoing provisions of this Section 2, each Grantor will cooperate with the Administrative Agent in obtaining control (as defined in the UCC) of Collateral consisting of any Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights.

(m) Additional Subsidiaries. In the event that any Grantor acquires rights in any Domestic Subsidiary or First Tier Foreign Subsidiary (other than any Excluded Subsidiary) after the Original Closing Date, it shall, within ten days (which period may be extended by the Administrative Agent in its sole discretion) after such acquisition, deliver to the Administrative Agent a completed Pledge Supplement as contemplated by the Pledge Agreement. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Administrative Agent shall attach to any such Subsidiary immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver any such Pledge Supplement.

(n) Rolling Stock. (i) Each Grantor shall execute and deliver to the Administrative Agent, such documentation as the Administrative Agent may reasonably request, and take such other action as the Administrative Agent or the Required Lenders may reasonably request, to perfect the Administrative Agent’s security interest in the Rolling Stock with any Governmental Authority and otherwise to maintain, protect and preserve the Administrative Agent’s security interest therein. Without limiting the generality of the foregoing, each Grantor shall (x) cause a Memorandum of Amended and Restated Security Agreement to be duly filed, recorded and deposited with the Surface Transportation Board pursuant to the provisions of 49 U.S.C §11301 and 49 CFR §1177 and furnish the Administrative Agent and the Lenders a proof thereof, (y) cause a Memorandum of Amended and Restated Security Agreement (Canada) to be duly filed, recorded and deposited with the Registrar General of Canada pursuant to Section 105 of the Canada Transportation Act and furnish the Administrative Agent and the Lenders a proof thereof, and (z) take such other action as the Administrative Agent or the Required Lenders may reasonably request, to perfect the Administrative Agent’s security interest in such Rolling Stock.

(ii) Promptly following the creation or other acquisition of any Rolling Stock by any Grantor after the Restatement Date, such Grantor shall modify this Agreement by amending Schedule 4 to include any Rolling Stock which becomes part of the Collateral and which was not included on Schedule 4 as of the Restatement Date.

(o) Chassis. (i) Prior to the date that is 60 days after the Restatement Date (or such later date as agreed to by the Administrative Agent in its sole discretion), (x) each Grantor shall have noted the name and other necessary details in respect of the Administrative Agent on the certificate of title for 100% of such Grantor’s Chassis, subject to any motor vehicle registration statute (each a “Motor Vehicle Statute”), including, without limitation, any of those statutes described in the Uniform Commercial Code §9-311(a)(2), as adopted in any state in which any Grantor holds such Chassis, that are owned by such Grantor, in such manner as shall indicate that a security interest has been perfected in accordance with the Motor Vehicle Statutes adopted in the state where such Chassis are titled, and (y) each Grantor shall have taken or caused to be taken all such other actions necessary, or that the Administrative Agent or the Required Lenders may reasonably request, to perfect, maintain, protect, and enforce the Administrative Agent’s Liens.

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(ii) In respect of any Chassis purchased by any Grantor after the Restatement Date, (i) each Grantor shall, within forty-five (45) days after such purchase, note the name and other necessary details in respect of the Administrative Agent on the certificate of title for such Chassis in such manner as shall indicate that a security interest has been perfected in accordance with the Motor Vehicle Statute adopted in the state where such Chassis are titled, and (ii) each Grantor shall, within forty-five (45) days after such purchase, take or cause to be taken all other actions necessary, or that the Administrative Agent or the Required Lenders may reasonably request, to perfect, maintain, protect, and enforce the Administrative Agent’s Liens; and (iii) the certificate of title in respect of such Chassis shall have been properly endorsed in favor or to the order of such Grantor such that the Grantor is, for all purposes, recognized as the owner of such Chassis.

(iii) The Borrower Agent shall, on its own behalf and on behalf of each Grantor, segregate and maintain on behalf of the Administrative Agent all certificates of title in respect of all Chassis at the Borrower Agent’s principal place of business. Such certificates of title shall be categorized by state of title and held in such a manner as to allow the Administrative Agent to examine and make copies thereof or abstracts therefrom in accordance with the inspection and examination rights otherwise granted pursuant to the Loan Documents. Upon Administrative Agent’s written request (delivered in its sole discretion), the Borrower Agent shall deliver to the Administrative Agent all such certificates of title.

(p) Purchase Money Security Interests. To the extent any Grantor uses the proceeds of any of the Secured Obligations to purchase Collateral, such Grantor’s repayment of the Secured Obligations shall apply on a “first-in, first-out” basis so that the portion of the Secured Obligations used to purchase a particular item of Collateral shall be paid in the chronological order such Grantor purchased the Collateral.

(q) Controlled Foreign Corporations. Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, any of such Grantor’s right, title or interest in any of the outstanding voting capital stock or other ownership interests of a Controlled Foreign Corporation (as defined below) in excess of 66% of the voting power of all classes of capital stock or other ownership interests of such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the Code to allow the pledge of a greater percentage of the voting power of capital stock or other ownership interests in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, such greater percentage of capital stock or other ownership interests of each Controlled Foreign Corporation. As used herein, “Controlled Foreign Corporation” shall mean a “controlled foreign corporation” as defined in the Code.

(r) Certain Leases and Other Agreements. Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, any of such Grantor’s right, title or interest in any lease, license, contract, or agreement, as such, or the assets subject thereto, if under the terms of such lease, license, contract, or agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein or in such assets to the Administrative Agent (i) is prohibited and such prohibition has not been or is not waived or the consent of the other party to such lease,

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license, contract, or agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived or (ii) would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein; provided, that the foregoing exclusion shall in no way be (A) construed to apply if any such prohibition would be rendered ineffective under the UCC or other applicable law (including any Debtor Relief Laws) or principles of equity, (B) construed so as to limit, impair or otherwise affect the Administrative Agent’s unconditional continuing security interests in and liens upon any rights or interests of such Grantor in or to the proceeds thereof, including monies due or to become due under any such lease, license, contract, or agreement (including any Accounts), in each case, that are not subject to such prohibitions, or (C) construed to apply at such time as the condition causing such prohibition shall be remedied and, to the extent severable, “Collateral” shall include any portion of such lease, license, contract, agreement or assets subject thereto that does not result in such prohibition; and provided, further, that, upon the written request of the Administrative Agent, each such Grantor shall use its commercially reasonable efforts to obtain consents with respect to leases, licenses, contracts and agreements that are material to such Grantor’s business pursuant to commercially reasonable terms for the grant of a security interest or lien over such leases, licenses, contracts, or agreements.

SECTION 3 Representations and Warranties. In addition to the representations and warranties of the Grantors set forth in the Credit Agreement, which are incorporated herein by this reference, each Grantor represents and warrants to each Secured Party that:

(a) Location of Chief Executive Office. As of the Restatement Date, each Grantor’s chief executive office and principal place of business is located at the address set forth in Schedule 1.

(b) Locations of Books. As of the Restatement Date, all locations where Books pertaining to the Rights to Payment are kept, including all equipment necessary for accessing such Books and the names and addresses of all service bureaus, computer or data processing companies and other Persons keeping any Books or collecting Rights to Payment for any Grantor, are set forth in Schedule 1.

(c) Jurisdiction of Organization and Names. As of the Restatement Date, each Grantor’s jurisdiction of organization is set forth in Schedule 1; and each Grantor’s exact legal name is as set forth on the signature pages of this Agreement. As of the Restatement Date, all trade names and trade styles under which each Grantor presently conducts its business operations are set forth in Schedule 1, and, except as set forth in Schedule 1, each Grantor has not, within the past five (5) years: (i) been known as or used any other corporate, trade or fictitious name; (ii) changed its name; (iii) been the surviving or resulting corporation in a merger or consolidation; or (iv) acquired through asset purchase or otherwise any business of any Person.

(d) Collateral. Each Grantor has rights in or the power to transfer the Collateral, and each Grantor is, and, except as permitted by Section 4(i), will continue to be, the sole and complete owner of the Collateral (or, in the case of after-acquired Collateral, at the time any Grantor acquires rights in such Collateral, will be the sole and complete owner thereof), free from any Lien other than Permitted Liens.

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(e) Enforceability; Priority of Security Interest. (i) This Agreement creates a security interest which is enforceable against the Collateral in which each Grantor now has rights and will create a security interest which is enforceable against the Collateral in which such Grantor hereafter acquires rights at the time such Grantor acquires any such rights; and (ii) the Administrative Agent has a perfected and first priority security interest in the Collateral in which such Grantor now has rights, and will have a perfected and first priority security interest in the Collateral in which such Grantor hereafter acquires rights at the time such Grantor acquires any such rights, in each case to the extent that the filing of a UCC financing statement naming each Grantor as “debtor” and the Administrative Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 3 hereof (as such schedule may be amended or supplemented from time to time) will be sufficient to perfect the security interest created hereby in such Collateral under the applicable Laws.

(f) Other Financing Statements. Other than (i) UCC financing statements disclosed to the Administrative Agent and (ii) UCC financing statements in favor of the Administrative Agent on behalf of itself and the other Secured Parties, no effective UCC financing statement naming any Grantor as debtor, assignor, grantor, mortgagor, pledgor or the like and covering all or any part of the Collateral is on file in any filing or recording office in any jurisdiction.

(g) Rights to Payment.

(i) The Rights to Payment represent valid, binding and enforceable obligations of the account debtors or other Persons obligated thereon, representing undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto, and are and will be genuine, free from Liens, and not subject to any adverse claims, counterclaims, setoffs, defaults, disputes, defenses, discounts, retainages, holdbacks or conditions precedent of any kind of character, except to the extent reflected by the Grantors’ reserves for uncollectible Rights to Payment or to the extent, if any, that such account debtors or other Persons may be entitled to normal and ordinary course trade discounts, returns, adjustments and allowances in accordance with Section 4(m), or as otherwise disclosed to the Administrative Agent and the Lenders in writing or occurring in the ordinary course of business;

(ii) all Rights to Payment comply in all material respects with all applicable laws concerning form, content and manner of preparation and execution, including where applicable any federal or state consumer credit laws;

(iii) no Grantor has assigned any of its rights under the Rights to Payment except as provided in this Agreement or as set forth in the other Loan Documents;

(iv) all statements made, all unpaid balances and all other information in the Books and other documentation relating to the Rights to Payment in all material respects are true and correct and what they purport to be; and

(v) no Grantor has any knowledge of any fact or circumstance which would materially impair the validity or collectibility of any of the Rights to Payment, except to the extent that such Grantor has established adequate reserves therefor in accordance with GAAP.

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(h) Inventory. As of the Restatement Date, no Inventory is stored with any bailee, warehouseman or similar Person or on any premises leased to any Grantor, nor has any Inventory been consigned to any Grantor or consigned by any Grantor to any Person or is held by any Grantor for any Person under any “bill and hold” or other arrangement, except at locations listed in Schedule 8.06 of the Credit Agreement.

(i) Intellectual Property.

(i) As of the Restatement Date, except as set forth in Schedule 2, no Grantor (directly or through any Subsidiary) owns, possesses or uses under any licensing arrangement any patents, copyrights, trademarks, service marks or trade names, nor is there currently pending before any Governmental Authority any application for registration of any patent, copyright, trademark, service mark or trade name material to its business and operations;

(ii) all of each Grantor’s patents, copyrights, trademarks, service marks and trade names are subsisting and have not been adjudged invalid or unenforceable in whole or in part;

(iii) all maintenance fees required to be paid by any Grantor on account of any of its patents have been timely paid for maintaining such patents in force, and, to the best of such Grantor’s knowledge, each of such patents is valid and enforceable;

(iv) to the best of each Grantor’s knowledge, no infringement or unauthorized use presently is being made of any Intellectual Property Collateral by any Person that could reasonably be expected to have a Material Adverse Effect;

(v) each Grantor is the owner of its Intellectual Property Collateral (directly or by license) and the past and present use of such Intellectual Property Collateral by such Grantor has not and does not infringe or violate any right, privilege or license agreement of or with any other Person in any material respect; and

(vi) each Grantor owns, has material rights under, is a party to, or an assignee of a party to all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade names and all other Intellectual Property Collateral necessary to continue to conduct its business as heretofore conducted.

(j) Equipment. As of the Restatement Date, none of the Equipment is leased from any Person, except (other than those Railcars and Chassis that constitute a portion of the Borrowing Base as to which this exception shall not apply) as set forth in UCC record searches delivered to the Administrative Agent or as otherwise disclosed to the Administrative Agent and the Lenders.

(k) Deposit Accounts. As of the Restatement Date, the names and addresses of all financial institutions at which any Grantor maintains its Deposit Accounts, and the account numbers and account names of such Deposit Accounts, are set forth in Schedule 1.

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(l) Instrument Collateral. (i) No Grantor has previously assigned any interest in any Instruments (other than such interests as will be released on or before the Restatement Date), (ii) no Person other than such Grantor owns an interest in the Instruments (whether as joint holders, participants or otherwise), and (iii) no material default exists under or in respect of the Instruments.

(m) Pledged Shares, Partnership and LLC Collateral and other Pledged Collateral. (i) All the Pledged Shares and Partnership and LLC Collateral have been, and upon issuance any additional Pledged Collateral consisting of Pledged Shares, Partnership and LLC Collateral or any other securities, will be, duly and validly issued, and are and will be fully paid and non-assessable, subject in the case of Partnership and LLC Collateral to future assessments required under applicable law and any applicable partnership or operating agreement, (ii) the applicable Grantor is or, in the case of any such additional Pledged Collateral will be, the legal record and beneficial owner thereof, (iii) there are no restrictions on the transferability of the Pledged Collateral or such additional Pledged Collateral to the Administrative Agent or with respect to the foreclosure, transfer or disposition thereof by the Administrative Agent, except as provided under applicable securities or “Blue Sky” laws, (iv) the Pledged Shares and Partnership and LLC Collateral constitute 100% of the issued and outstanding shares of capital stock of each Domestic Subsidiary or First Tier Foreign Subsidiary (other than any Excluded Subsidiary) of the Grantors, and no securities convertible into or exchangeable for any shares of capital stock of any such Subsidiary, or any options, warrants or other commitments entitling any Person to purchase or otherwise acquire any shares of capital stock of any such Subsidiary, are issued and outstanding, (v) any and all shareholders agreements, voting trusts, proxy agreements or other agreements or understandings which affect or relate to the voting or giving of written consents with respect to any of the Pledged Shares, and any and all partnership agreements, operating agreements and other agreements relating to the Partnership and LLC Collateral, have been disclosed in writing to the Administrative Agent and the Lenders, and (vi) as to each partnership agreement, operating agreement and other agreement relating to the Partnership and LLC Collateral, (A) such agreement contains the entire agreement between the parties thereto with respect to the subject matter thereof, has not been amended or modified, and is in full force and effect in accordance with its terms, (B) to the best knowledge of each Grantor party thereto, there exists no material violation or material default under any such agreement by the such Grantor or the other parties thereto, and (C) such Grantor has not knowingly waived or released any of its material rights under or otherwise consented to a material departure from the terms and provisions of any such agreement.

(n) Other Investment Property; Instruments; and Chattel Paper. As of the Restatement Date, all securities accounts of the Grantors and other Investment Property of the Grantors are set forth in Schedule 1, and all Instruments and Chattel Paper held by Grantors are also set forth in Schedule 1.

(o) Control Agreements. No Control Agreements exist with respect to any Collateral other than any Control Agreements in favor of the Administrative Agent.

(p) Letter-of-Credit Rights. As of the Restatement Date, none of the Grantors have any Letter-of-Credit Rights except as set forth in Schedule 1.

(q) Commercial Tort Claims. As of the Restatement Date, none of the Grantors have any Commercial Tort Claims except as set forth in Schedule 1.

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(r) Leases. None of the Grantors is, and none of the Grantors will become, lessees under any real property lease or other agreement governing the location of Collateral at the premises of another Person pursuant to which the lessor or such other Person may obtain any rights in any of the Collateral, and no such lease or other such agreement now prohibits, restrains, impairs or will prohibit, restrain or impair such Grantor’s right to remove any Collateral from the premises at which such Collateral is situated, except, in each case, for the usual and customary terms and restrictions contained in such leases of real property and as provided under applicable Laws.

(s) Rolling Stock Identification and Marking. As of the Restatement Date, (i) a description and the identification number of all Rolling Stock of the Grantors are set forth in Schedule 4, and (ii) none of the Rolling Stock is leased from any Person, except with respect to Rolling Stock not constituting Eligible Equipment. Each Grantor shall affix and maintain on each side of each unit of the Rolling Stock (a) the reporting marks assigned to such Grantor by the Association of American Railroads, (b) the identification number set forth in Schedule 4 hereto for such unit, and (c) such other markings as from time to time may be required by law or deemed necessary by the Administrative Agent to protect the interests of the Secured Parties in the Rolling Stock.

(t) Chassis. As of the Restatement Date, (i) a description and certificate of title identification number of all Chassis of each Grantor are set forth in Schedule 5, and (ii) none of the Chassis is leased from any Person, except as set forth in UCC record searches delivered to the Administrative Agent or as otherwise disclosed to the Administrative Agent and the Lenders.

SECTION 4 Covenants. So long as any of the Secured Obligations remain unsatisfied or any Lender shall have any Commitment, any Letter of Credit shall be outstanding or any agreement relating to any Bank Product shall be in effect, each Grantor agrees that:

(a) Defense of Collateral. Each Grantor shall appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or the Administrative Agent’s right or interest in, the Collateral.

(b) Preservation of Collateral. Each Grantor shall do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral.

(c) Compliance with Laws, Etc. Each Grantor shall comply in all material respects with all laws, regulations and ordinances, standards of the Association of American Railroads and any other national organization applicable to the use, maintenance, and interchange of the Rolling Stock, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Collateral.

(d) Location of Books and Chief Executive Office. Within 30 days thereafter, each Grantor shall give written notice to the Administrative Agent of (i) any changes in any such location where Books pertaining to the Rights to Payment are kept, including any change of name or address of any service bureau, computer or data processing company or other Person preparing or maintaining any Books or collecting Rights to Payment for such Grantor or (ii) any changes in the location of such Grantor’s chief executive office or principal place of business.

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(e) Location of Collateral. Within 30 days thereafter, each Grantor shall give the Administrative Agent written notice of any change in the locations where Collateral (other than (i) Inventory in transit, (ii) Railcars that are made available to third parties in accordance with the AAR Rules in the ordinary course of business of any Grantor, consistent with past practices and undertaken in good faith, (iii) Chassis that are interchanged to or in use by Motor Carriers (as defined in the UIIA) in accordance with the UIIA and (iv) vehicles, trailers and containers owned by any Grantor used in the ordinary course of business, consistent with past practices and undertaken in good faith) is located as set forth in Schedule 8.06(a) of the Credit Agreement (except that Grantors may (a) make sales or other Dispositions of Collateral in accordance with Section 7.05 of the Credit Agreement and (b) move Collateral to another location in the United States).

(f) Change in Name, Identity or Structure. Each Grantor shall give prior written notice to the Administrative Agent of (i) any change in name, (ii) any change in its jurisdiction of organization, (iii) any change in its registration as an organization (or any new such registration); and (iv) any changes in its identity or structure in any manner which might make any UCC financing statement filed hereunder incorrect or misleading; provided that no Grantor shall change its jurisdiction of organization to a jurisdiction outside of the United States.

(g) Maintenance of Records. Each Grantor shall keep accurate and complete Books with respect to the Collateral, disclosing the Administrative Agent’s security interest hereunder.

(h) Invoicing of Sales. Each Grantor will invoice all of its sales upon forms or in a manner customary in the industry and to maintain proof of delivery and customer acceptance of goods in a manner customary in the industry.

(i) Disposition of Collateral. Each Grantor shall not surrender or lose possession of (other than to the Administrative Agent), sell, lease, rent, or otherwise dispose of or transfer any of the Collateral or any right or interest therein, except to the extent permitted by the Loan Documents (including dispositions permitted under Section 7.05 of the Credit Agreement).

(j) Liens. Each Grantor shall keep the Collateral free of all Liens except Permitted Liens.

(k) Expenses. Each Grantor will pay all expenses of protecting, storing, warehousing, insuring, handling and shipping the Collateral.

(l) Leased Premises; Collateral Held by Warehouseman, Bailee, Etc. At the Administrative Agent’s request, each Grantor shall use commercially reasonable efforts to obtain from each Person from whom such Grantor leases any premises, and from each other Person at whose premises any Chassis or Railcars is at any time present (including any bailee, warehouseman or similar Person, but excluding locations at which (I) Rolling Stock are present while being made available to third parties in accordance with the AAR Rules in the ordinary

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course of business of any Grantor, consistent with past practices and undertaken in good faith, (II) Chassis are present while interchanged to or in use by Motor Carriers (as defined in the UIIA) in accordance with the UIIA and (III) vehicles, trailers and containers owned by any Grantor are present in the ordinary course of business, consistent with past practices and undertaken in good faith), any such collateral access, subordination, landlord waiver, bailment, consent and estoppel agreements as the Administrative Agent may reasonably require, in form and substance reasonably satisfactory to the Administrative Agent.

(m) Rights to Payment. Each Grantor shall, subject to the Credit Agreement:

(i) furnish to the Administrative Agent and the Lenders information relating to the Accounts in accordance with Section 8.02(a) of the Credit Agreement;

(ii) give only normal discounts, allowances and credits as to Accounts and other Rights to Payment, in the ordinary course of business, according to normal trade practices, and enforce all Accounts and other Rights to Payment strictly in accordance with their terms, and during the existence of an Event of Default, take all such action to such end as may from time to time be reasonably requested by the Administrative Agent or the Required Lenders, except that such Grantor may at any time grant any extension of the time for payment or enter into any agreement to make a rebate or otherwise to reduce the amount owing on or with respect to, or compromise or settle for less than the full amount thereof, any Account or other Right to Payment, in the ordinary course of business, according to normal trade practices;

(iii) if any discount, allowance, credit, extension of time for payment, agreement to make a rebate or otherwise to reduce the amount owing on, or compromise or settle, an Account or other Right to Payment exists or occurs, or if, to the knowledge of any Grantor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to an Account or other Right to Payment, disclose such fact when the reports regarding Accounts are required to be delivered to the Administrative Agent in accordance with Section 8.02(a) of the Credit Agreement, and in connection with any invoice or report furnished by any Grantor to the Administrative Agent relating to such Account or other Right to Payment;

(iv) if any Accounts arise from contracts with the United States or any department, agency or instrumentality thereof, promptly notify the Administrative Agent thereof and execute any documents and instruments and take any other steps reasonably requested by the Administrative Agent in order that all monies due and to become due thereunder shall be assigned to the Administrative Agent and notice thereof given to the Federal authorities under the Federal Assignment of Claims Act (provided that such assignment and notice shall not be required if the applicable contract prohibits assignment);

(v) in accordance with its sound business judgment perform and comply in all material respects with its obligations in respect of the Accounts and other Rights to Payment;

(vi) upon the request of the Administrative Agent or the Required Lenders (A) at any time, notify all or any designated portion of the account debtors and other obligors on the Rights to Payment of the security interest hereunder, and (B) upon the occurrence and during

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the continuance of an Event of Default, notify the account debtors and other obligors on the Rights to Payment or any designated portion thereof that payment shall be made directly to the Administrative Agent or to such other Person or location as the Administrative Agent shall specify;

(vii) establish such lockbox or similar arrangements for the receipt of the Accounts and other Rights to Payment in accordance with Section 2.14 and Section 8.02(d) of the Credit Agreement.

(n) Deposit Accounts and Securities Accounts. Each Grantor shall give the Administrative Agent prompt written notice of the establishment of any new Deposit Account and any new securities account with respect to any Investment Property.

(o) Inventory. Each Grantor shall:

(i) at such times as the Administrative Agent or the Required Lenders shall request, prepare and deliver to the Administrative Agent a report of all Inventory, in form and substance satisfactory to the Administrative Agent and the Required Lenders; provided, that absent an Event of Default, such request shall be limited to once per calendar quarter;

(ii) upon the request of the Administrative Agent or the Required Lenders, take a physical listing of the Inventory and promptly deliver a copy of such physical listing to the Administrative Agent; provided, that absent an Event of Default, such request shall be limited to once per calendar quarter; and

(iii) not store any Inventory with a bailee, warehouseman or similar Person or on premises leased to any Grantor, nor dispose of any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or similar basis, nor acquire any Inventory from any Person on any such basis, except in the ordinary course of business and in accordance with its normal practices.

(p) Equipment. Each Grantor shall, upon the Administrative Agent’s or the Required Lenders’ reasonable request, deliver to the Administrative Agent a report (concurrently with the delivery of each Borrowing Base Certificate) of each item of Equipment (including all Chassis and Rolling Stock), in form and substance satisfactory to the Administrative Agent and the Required Lenders, as further set forth in Section 8.03(a) of the Credit Agreement.

(q) Intellectual Property Collateral. Each Grantor shall:

(i) not allow or suffer any Intellectual Property Collateral to become abandoned, nor any registration thereof to be terminated, forfeited, expired or dedicated to the public, except for Intellectual Property Collateral having negligible commercial value;

(ii) not enter into any agreements or transactions (including any license, sublicense or royalty agreement) pertaining to any Intellectual Property Collateral outside of the ordinary course of business, or enter into any exclusive license or sublicense of any Intellectual Property Collateral, except in a transaction permitted under the Loan Documents;

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(iii) promptly give the Administrative Agent notice of any rights any Grantor may obtain to any new patentable inventions, copyrightable works or other new Intellectual Property Collateral which such Grantor intends to register, prior to the filing of any application for registration thereof;

(iv) without limiting the generality of clause (iii), not register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Original Closing Date or thereafter acquired, arising, or developed) unless such Grantor provides the Administrative Agent with written notice of its intent to register such copyrights not less than 30 days prior to the date of the proposed registration; and

(v) diligently prosecute all applications for patents, copyrights and trademarks, and file and prosecute any and all continuations, continuations-in-part, applications for reissue, applications for certificate of correction and like matters as shall be reasonable and appropriate in accordance with prudent business practice, and promptly and timely pay any and all maintenance, license, registration and other fees, taxes and expenses incurred in connection with any Intellectual Property Collateral.

(r) Notices, Reports and Information. Each Grantor shall (i) notify the Administrative Agent of any material claim made or asserted against the Collateral by any Person and of any material change in the composition of the Collateral or other event which could materially adversely affect the value of the Collateral or the Administrative Agent’s Lien thereon; (ii) furnish to the Administrative Agent such statements and schedules further identifying and describing the Collateral and such other reports and other information in connection with the Collateral as the Administrative Agent or the Required Lenders may reasonably request, all in reasonable detail; and (iii) upon reasonable request of the Administrative Agent or the Required Lenders make such demands and requests for information and reports as any Grantor is entitled to make in respect of the Collateral.

(s) Chattel Paper. No Grantor will create any Chattel Paper without placing a legend on the Chattel Paper acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in the Chattel Paper. Each Grantor will give the Administrative Agent prompt written notice if such Grantor at any time holds or acquires an interest in any Chattel Paper, including any Electronic Chattel Paper, and upon the Administrative Agent’s request, shall take all steps necessary to grant the Administrative Agent control of all Electronic Chattel Paper in accordance with the UCC and all “transferable records” as defined in the Uniform Electronic Transactions Act.

(t) Commercial Tort Claims. Each Grantor will give the Administrative Agent prompt written notice if such Grantor shall at any time hold or acquire any Commercial Tort Claim and, upon the Administrative Agent’s request, shall promptly take such actions as the Administrative Agent deems appropriate to confer upon the Administrative Agent (for the benefit of the Secured Parties) a duly perfected, first priority Lien upon such claim.

(u) Letter-of-Credit Rights. Each Grantor will give the Administrative Agent prompt written notice if such Grantor shall at any time hold or acquire any Letter-of-Credit Rights and upon the Administrative Agent’s request, shall promptly enter into a tri-party

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agreement with the Administrative Agent and the issuer and/or confirmation bank with respect to Letter-of-Credit Rights assigning such Letter-of-Credit Rights to the Administrative Agent (for the benefit of the Secured Parties) and directing all payments thereunder to the main Dominion Account, all in form and substance reasonably satisfactory to Administrative Agent.

(v) Shareholder Agreements and Other Agreements. (i) Each Grantor shall comply with all of its obligations under any shareholders agreement, operating agreement, partnership agreement, voting trust, proxy agreement or other agreement or understanding (collectively, the “Pledged Collateral Agreements”) to which it is a party and shall enforce all of its rights thereunder.

(ii) Except with respect to any Partnership and LLC Collateral which constitutes securities on the Restatement Date and is governed by Article 8 of the applicable Uniform Commercial Code, each Grantor will take all actions necessary to cause each Pledged Collateral Agreement relating to Partnership and LLC Collateral to provide specifically at all times that: (A) no such Partnership and LLC Collateral is a security governed by Article 8 of the applicable Uniform Commercial Code; and (B) no consent of any member, manager, partner or other Person shall be a condition to the admission as a member or partner of any transferee (including the Administrative Agent) that acquires ownership of the Partnership and LLC Collateral as a result of the exercise by the Administrative Agent of any remedy hereunder or under applicable law.

(iii) Additionally, each Grantor agrees that no Partnership and LLC Collateral (A) shall be dealt in or traded on any securities exchange or in any securities market, (B) shall constitute an investment company security, or (C) shall be held by such Grantor in a securities account.

(iv) No Grantor shall vote to enable or take any other action to: (A) amend or terminate, or waive compliance with any of the terms of, any Pledged Collateral Agreement, certificate or articles of incorporation, bylaws or other organizational documents in any way that materially changes the rights of such Grantor with respect to any Pledged Collateral in a manner adverse to the Administrative Agent or the Lenders or that adversely affects the validity, perfection or priority of the Administrative Agent’s security interest therein.

(w) Insurance. (i) Each Grantor shall carry and maintain in full force and effect, at the expense of the Grantors and with financially sound and reputable insurance companies, insurance with respect to the Collateral in such amounts, with such deductibles and covering such risks as shall be specified in the Credit Agreement. Insurance on the Collateral shall name the Administrative Agent, for the ratable benefit of the Secured Parties, as additional insured and as loss payee. Upon the request of the Administrative Agent or the Required Lenders, and in any event not less often than annually, each Grantor shall furnish the Administrative Agent with full information as to the insurance carried by it and, if so requested, copies of all such insurance policies. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Administrative Agent to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this subsection (w) or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Grantors.

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(ii) If Collateral with a value exceeding $5,000,000 of any Grantor shall be materially damaged or destroyed, in whole or in part, by fire or other casualty, such Grantor shall give prompt notice thereof to the Administrative Agent. No settlement on account of any loss on any such Collateral covered by insurance shall be made for less than insured value without the consent of the Required Lenders. Subject to Section 8.06(c)(iii) of the Credit Agreement, any payment exceeding $5,000,000 and not greater than $15,000,000, at any time made to any Grantor by any insurer with respect to a casualty relating to all or any part of the Collateral shall, at such Grantor’s option, be invested in substantially similar Collateral within 90 days of the date of receipt or be paid to the Administrative Agent. All proceeds in excess of $500,000 in the aggregate made to the Grantors by one or more insurers with respect to one or more casualties relating to all or any part of the Collateral shall be paid to the Administrative Agent. If any Grantor shall receive any insurance proceeds which are to be paid to the Administrative Agent pursuant to the previous sentence, such Grantor shall hold such proceeds in trust for the Administrative Agent, shall segregate such proceeds from other funds of such Grantor, and shall immediately forward such proceeds in the form received to the Administrative Agent (appropriately indorsed by such Grantor to the order of the Administrative Agent or in such other manner as shall be satisfactory to the Administrative Agent). All such insurance proceeds may be retained by the Administrative Agent as part of Collateral hereunder and held in the Proceeds Account, applied by the Administrative Agent toward payment of all or part of the Secured Obligations in such order as is provided herein, or released to such Grantor upon its request with the consent of the Required Lenders.

(x) Further Assurances. Promptly upon request, each Grantor shall deliver such instruments, assignments, title certificates or other documents or agreements, and shall take such actions, as the Administrative Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.

SECTION 5 Administration of the Rights to Payment and Pledged Collateral.

(a) Collection of Rights to Payment. Until the Administrative Agent exercises its rights hereunder to collect Rights to Payment, each Grantor shall endeavor in the first instance diligently to collect all amounts due or to become due on or with respect to the Rights to Payment, which amounts shall be deposited pursuant to a lockbox or other arrangement reasonably acceptable to the Administrative Agent into a Dominion Account in accordance with Section 2.14 and Section 8.02(d) of the Credit Agreement. At the request of the Administrative Agent or the Required Lenders, upon and after the occurrence and during the continuance of any Event of Default, all remittances received by any Grantor shall be held in trust for the Administrative Agent and, in accordance with the Administrative Agent’s instructions, remitted to the Administrative Agent or deposited to an account with the Administrative Agent in the form received (with any necessary endorsements or instruments of assignment or transfer).

(b) Investment Property and Instruments. Unless and until an Event of Default shall have occurred, each Grantor shall be entitled to receive and retain for its own account any cash dividend on or other cash distribution, if any, in respect of the Pledged Collateral, to the extent consistent with the Credit Agreement; provided, however, that all such amounts shall be deposited pursuant to a lockbox or other arrangement reasonably acceptable to the Administrative Agent into a Dominion Account in accordance with Section 2.14 and Section 8.02(d)

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of the Credit Agreement; provided, further, however, that, except in connection with transactions permitted under Section 7.05 or Section 7.06 of the Credit Agreement, such Grantor shall not be entitled to receive (i) cash paid, payable or otherwise distributed in redemption of, or in exchange for or in substitution of, any Pledged Collateral, or (ii) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution of such Grantor or in connection with a reduction of capital, capital surplus or paid-in-surplus or any other type of recapitalization. At the request of the Administrative Agent or the Required Lenders, upon and after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall be entitled to receive all distributions and payments of any nature with respect to any Investment Property or Instruments, and all such distributions or payments received by any Grantor shall be held in trust for the Administrative Agent and, in accordance with the Administrative Agent’s instructions, remitted to the Administrative Agent or deposited to an account with the Administrative Agent in the form received (with any necessary endorsements or instruments of assignment or transfer). Following the occurrence and during the continuance of an Event of Default any such distributions and payments with respect to any Investment Property held in any securities account shall be held and retained in such securities account, in each case as part of the Collateral hereunder. Additionally, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, following prior written notice to any Grantor, to vote and to give consents, ratifications and waivers with respect to any Investment Property and Instruments, and to exercise all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining thereto, as if the Administrative Agent were the absolute owner thereof; provided that the Administrative Agent shall have no duty to exercise any of the foregoing rights afforded to it and shall not be responsible to any Grantor or any other Person for any failure to do so or delay in doing so.

(c) Voting Prior to an Event of Default. Unless and until an Event of Default shall have occurred and be continuing, each Grantor shall have the right to vote the Pledged Collateral and to give consents, ratifications and waivers in respect thereof, and shall retain the power to control the direction, management and policies of any Person comprising the Pledged Collateral to the same extent as such Grantor would if the Pledged Collateral were not pledged to the Administrative Agent pursuant to this Agreement; provided, however, that no vote shall be cast or consent, waiver or ratification given or action taken which would have the effect of materially impairing the position or interest of the Administrative Agent and the Secured Parties in respect of the Pledged Collateral or which would alter the voting rights with respect to the stock or other ownership interest in or of any such Person or be inconsistent with or violate any provision of this Agreement, the Credit Agreement, or any other Loan Documents. If applicable, such Grantor shall be deemed the beneficial owner of all Pledged Collateral for purposes of Sections 13 and 16 of the Exchange Act and agrees to file all reports required to be filed by beneficial owners of securities thereunder. The Administrative Agent shall execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to this subsection (c) and to receive the distributions which it is authorized to receive and retain pursuant to this subsection (c).

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(d) General Authority upon an Event of Default. Upon and after the occurrence and during the continuance of any Event of Default:

(i) the Administrative Agent shall be entitled to receive all distributions and payments of any nature with respect to the Pledged Collateral, to be held by the Administrative Agent as part of the Pledged Collateral; and

(ii) the Administrative Agent shall have the right following prior written notice to the Grantors to vote or consent to take any action with respect to the Pledged Collateral and exercise all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to the Pledged Collateral, as if the Administrative Agent were the absolute owner thereof.

(e) Distributions to Be Held for Administrative Agent. Distributions and other payments which are received by any Grantor but which it is not entitled to retain as a result of the operation of this Section 5 shall be held in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Grantor, and be forthwith paid over or delivered to the Administrative Agent in the same form as so received.

(f) Certain Other Administrative Matters. The Administrative Agent may cause any of the Pledged Collateral to be transferred into its name or into the name of its nominee or nominees (subject to the revocable rights specified in this Section 5). The Administrative Agent shall at all times have the right to exchange uncertificated Pledged Collateral for certificated Pledged Collateral, and to exchange certificated Pledged Collateral for certificates of larger or smaller denominations, for any purpose consistent with this Agreement.

SECTION 6 Authorization; Administrative Agent Appointed Attorney-in-Fact. The Administrative Agent shall have the right to, in the name of any Grantor, or in the name of the Administrative Agent or otherwise, without notice to or assent by such Grantor (but at the cost and expense of the Grantors), and each Grantor hereby irrevocably constitutes and appoints the Administrative Agent (and any of the Administrative Agent’s officers or employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful attorney-in-fact, with full power and authority to:

(a) sign and file any of the UCC financing statements which must be executed or filed to perfect or continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in the Collateral and file any such UCC financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedures;

(b) endorse a Grantor’s name on any check, draft or other item of payment payable to such Grantor, including those constituting proceeds of any Collateral or other proceeds of Collateral (including proceeds of insurance) that come into Administrative Agent’s possession or control;

(c) take possession of and endorse any notes, acceptances, checks, drafts, money orders or other forms of payment or security and collect any Proceeds of any Collateral;

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(d) sign and endorse any Chattel Paper, Document, Instrument, invoice, bill of lading or any other document or agreement relating to any of the Collateral, warehouse or storage receipts, drafts against customers or other obligors, assignments, notices of assignment, verifications and notices to customers or other obligors;

(e) notify the U.S. Postal Service and other postal authorities to change the address for delivery of mail addressed to any Grantor to such address as the Administrative Agent may designate (provided that the Administrative Agent agrees it will promptly deliver over to such Grantors any mail that does not relate to the Collateral); and, without limiting the generality of the foregoing, establish with any Person lockbox or similar arrangements for the payment of the Rights to Payment;

(f) receive, open and dispose of all mail addressed to any Grantor (provided that the Administrative Agent agrees it will promptly deliver over to such Grantors any mail that does not relate to the Collateral);

(g) send requests for verification of Rights to Payment to the customers or other obligors of any Grantor;

(h) (i) notify any account debtors of the assignment of the Accounts; (ii) contact, or direct any Grantor to contact, all account debtors and other obligors on the Rights to Payment and instruct such account debtors and other obligors to make all payments directly to the Administrative Agent, (iii) direct any Grantor to demand and enforce payment of all Accounts by legal proceedings or otherwise, (iv) generally exercise any rights and remedies with respect to Accounts; (v) prepare, file and sign a Grantor’s name to a proof of claim or other document in a bankruptcy of an account debtor, or to any notice, assignment or satisfaction of Lien or similar document; and (vi) use a Grantor’s stationery and sign its name to verifications of Accounts and notices to account debtors;

(i) assert, adjust, sue for, compromise or release any claims under any policies of insurance;

(j) exercise sole and exclusive dominion and control over, and refuse to permit withdrawals from, Deposit Accounts maintained with Bank of America or any other bank, financial institution or other Person; provided that only after the occurrence of a Default or Event of Default may the Administrative Agent exercise dominion and control over, or refuse to permit withdrawals from, those accounts not required to be subject to Section 2(h);

(k) notify each Person maintaining lockbox or similar arrangements for the payment of the Rights to Payment to remit all amounts representing collections on the Rights to Payment directly to the Administrative Agent;

(l) ask, demand, collect, receive and give acquittances and receipts for any and all Rights to Payment, settle, adjust, modify, compromise, discharge or release any and all Rights to Payment and other Collateral, enforce payment or any other rights in respect of the Rights to Payment and other Collateral, grant consents, agree to any amendments, modifications or waivers of the agreements and documents governing the Rights to Payment and other Collateral, take control, in any manner, of proceeds of Collateral, and otherwise file any claims,

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take any action or institute, defend, settle or adjust any actions, suits or proceedings with respect to the Collateral, as the Administrative Agent or the Required Lenders may deem necessary or desirable to maintain, preserve and protect the Collateral, to collect the Collateral or to enforce the rights of the Administrative Agent with respect to the Collateral;

(m) execute any and all applications, documents, papers and instruments necessary for the Administrative Agent to use the Intellectual Property Collateral and grant or issue any exclusive or non-exclusive license or sublicense with respect to any Intellectual Property Collateral;

(n) execute any and all endorsements, assignments or other documents and instruments necessary to sell, lease, assign, convey or otherwise transfer title in or dispose of the Collateral;

(o) use information contained in any data processing, electronic or information systems relating to Collateral;

(p) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Grantor is a beneficiary;

(q) execute and deliver to any securities intermediary or other Person any entitlement order or other notice, document or instrument which the Administrative Agent may deem necessary or advisable (i) to realize upon the Collateral, and (ii) to maintain, protect and preserve the Deposit Accounts and Investment Property and the Administrative Agent’s security interest therein; and

(r) execute any and all such other documents and instruments, and do any and all acts and things for and on behalf of any Grantor, including with respect to any Chassis and Rolling Stock, which the Administrative Agent or the Required Lenders may deem necessary or advisable (i) to realize upon the Collateral, and (ii) to maintain, protect and preserve the Collateral and the Administrative Agent’s security interest therein and to accomplish the purposes of this Agreement.

The Administrative Agent agrees that, except upon and after the occurrence and during the continuance of an Event of Default, it shall not exercise the power of attorney, or any rights granted to the Administrative Agent, pursuant to clauses (c) through (f), (h), (i), (l) through (p), (q)(i) and (r)(i). Each such appointment is coupled with an interest and irrevocable so long as the Lenders have any Commitments, any Letter of Credit remains outstanding, any agreement relating to any Bank Product shall be in effect, or the Secured Obligations have not been paid and performed in full. Each Grantor hereby ratifies, to the extent permitted by law, all that the Administrative Agent shall lawfully and in good faith do or cause to be done by virtue of and in compliance with this Section 6.

SECTION 7 Authorization; Grantor Appointed Attorney-In-Fact. So long as (i) no Default or Event of Default has occurred and is continuing or (ii) the Administrative Agent has not delivered to the Borrower Agent a written notice terminating such right, the Borrower Agent shall have the right to, in the name of the Administrative Agent, without notice to or

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assent by the Administrative Agent, and the Administrative Agent hereby constitutes and appoints each Grantor as the Administrative Agent’s true and lawful attorney-in-fact, with limited power and authority to sign and file any documents, as required under the Motor Vehicle Statutes in the applicable jurisdiction, to release any Administrative Agent’s Lien in respect of any Chassis that is sold in accordance with Section 7.05 of the Credit Agreement on or after the Restatement Date.

SECTION 8 Administrative Agent Performance of Company Obligations. The Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay under or in connection with this Agreement, and which such Grantor has failed to perform or pay as and when due, and such Grantor shall reimburse the Administrative Agent on demand for any amounts paid by the Administrative Agent pursuant to this Section 8.

SECTION 9 Administrative Agent’s Duties. Notwithstanding any provision contained in this Agreement, the Administrative Agent shall have no duty to exercise any of the rights, privileges or powers afforded to it and shall not be responsible to any Grantor or any other Person for any failure to do so or delay in doing so. Beyond the exercise of reasonable care to assure the safe custody of Collateral in the Administrative Agent’s possession and the accounting for moneys actually received by the Administrative Agent hereunder, the Administrative Agent shall have no duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Collateral.

SECTION 10 Remedies.

(a) Remedies. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall have, in addition to all other rights and remedies granted to it in this Agreement, the Credit Agreement or any other Loan Document, all rights and remedies of a secured party under the UCC and other applicable laws. Without limiting the generality of the foregoing, each Grantor agrees that, while an Event of Default exists:

(i) The Administrative Agent may peaceably and without notice enter any premises of any Grantor, take possession of any Collateral, remove or dispose of all or part of the Collateral on any premises of any Grantor or elsewhere, or, in the case of Equipment, render it nonfunctional, and otherwise collect, receive, appropriate and realize upon all or any part of the Collateral, and demand, give receipt for, settle, renew, extend, exchange, compromise, adjust, or sue for all or any part of the Collateral, as the Administrative Agent may determine.

(ii) The Administrative Agent may require any Grantor to assemble all or any part of the Collateral and make it available to the Administrative Agent, at any place and time designated by the Administrative Agent.

(iii) The Administrative Agent may use or transfer any of any Grantor’s rights and interests in any Intellectual Property Collateral, by license, by sublicense (to the extent permitted by an applicable license) or otherwise, on such conditions and in such manner as the Administrative Agent may determine.

(iv) The Administrative Agent may secure the appointment of a receiver of the Collateral or any part thereof (to the extent and in the manner provided by applicable law).

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(v) The Administrative Agent may withdraw (or cause to be withdrawn) any and all funds from any Deposit Accounts or securities accounts.

(vi) The Administrative Agent may sell, resell, lease, use, assign, transfer or otherwise dispose of any or all of the Collateral in its then condition or following any commercially reasonable preparation or processing (utilizing in connection therewith any of any Grantor’s assets, without charge or liability to the Administrative Agent therefor) at public or private sale, by one or more contracts, in one or more parcels, at the same or different times, for cash or credit or for future delivery without assumption of any credit risk, all as the Administrative Agent deems advisable; provided, however, that such Grantor shall be credited with the net proceeds of sale only when such proceeds are finally collected by the Administrative Agent. The Administrative Agent and each of the other Secured Parties shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, which right or equity of redemption each Grantor hereby releases, to the extent permitted by law. The Administrative Agent shall give each Grantor such notice of any public or private sale as may be required by the UCC or other applicable law. Each Grantor recognizes that the Administrative Agent may be unable to make a public sale of any or all of the Pledged Collateral, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale.

(b) Sale of Collateral; Administrative Agent’s Obligations. Neither the Administrative Agent nor any other Secured Party shall have any obligation to clean up or otherwise prepare the Collateral for sale. The Administrative Agent has no obligation to attempt to satisfy the Secured Obligations by collecting them from any other Person liable for them and the Administrative Agent and the other Secured Parties may release, modify or waive any Collateral provided by any other Person to secure any of the Secured Obligations, all without affecting the Administrative Agent’s or any other Secured Party’s rights against the Grantors. Each Grantor waives any right it may have to require the Administrative Agent or any other Secured Party to pursue any third Person for any of the Secured Obligations. The Administrative Agent and the other Secured Parties may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If the Administrative Agent sells any of the Collateral upon credit, the Grantors will be credited only with payments actually made by the purchaser, received by the Administrative Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Grantors shall be credited with the proceeds of the sale.

(c) License. For the purpose of enabling the Administrative Agent to exercise its rights and remedies under this Section 10 or otherwise in connection with this Agreement, each Grantor hereby grants to the Administrative Agent an irrevocable, non-exclusive and assignable license (exercisable without payment or royalty or other compensation to any Grantor) to use, license or sublicense any Intellectual Property Collateral.

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(d) Proceeds Account. To the extent that any of the Secured Obligations may be contingent, unmatured or unliquidated (including with respect to undrawn amounts under any Letter of Credit or contingent amounts due under any agreement relating to any Bank Product) at such time as there may exist an Event of Default, the Administrative Agent may, at its election (in accordance with the direction of the Required Lenders), (i) retain the proceeds of any sale, collection, disposition or other realization upon the Collateral (or any portion thereof) in a special purpose non-interest-bearing restricted deposit account (the “Proceeds Account”) created and maintained by the Administrative Agent for such purpose (which shall constitute a Deposit Account included within the Collateral hereunder) until such time as the Administrative Agent may elect to apply such proceeds to the Secured Obligations, and each Grantor agrees that such retention of such proceeds by the Administrative Agent shall not be deemed strict foreclosure with respect thereto; (ii) in any manner elected by the Administrative Agent, estimate the liquidated amount of any such contingent, unmatured or unliquidated claims and apply the proceeds of the Collateral against such amount; or (iii) otherwise proceed in any manner permitted by applicable law. Each Grantor agrees that the Proceeds Account shall be a blocked account and that upon the irrevocable deposit of funds into the Proceeds Account, such Grantor shall not have any right of withdrawal with respect to such funds. Accordingly, each Grantor irrevocably waives until the termination of the security interests granted under this Agreement in accordance with Section 24 the right to make any withdrawal from the Proceeds Account and the right to instruct the Administrative Agent to honor drafts against the Proceeds Account.

(e) Application of Proceeds. Subject to subsection (d), cash proceeds actually received from the sale or other disposition or collection of Collateral, and any other amounts received in respect of the Collateral the application of which is not otherwise provided for herein, shall be applied in the order specified in Section 8.03 of the Credit Agreement. Any surplus thereof which exists after payment and performance in full of the Secured Obligations shall be promptly paid over to the Grantors entitled thereto or otherwise disposed of in accordance with the UCC or other applicable law. Each Grantor shall remain liable to the Administrative Agent and other Secured Parties for any deficiency which exists after any sale or other disposition or collection of Collateral.

SECTION 11 Certain Waivers. Each Grantor waives, to the fullest extent permitted by law, (i) any right of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling of the Collateral or other collateral or security for the Secured Obligations; (ii) any right to require the Administrative Agent or the other Secured Parties (a) to proceed against any Person, (b) to exhaust any other collateral or security for any of the Secured Obligations, (c) to pursue any remedy in the Administrative Agent’s or any of the other Secured Parties’ power, or (d) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral; and (iii) all claims, damages, and demands against the Administrative Agent or the other Secured Parties arising out of the repossession, retention, sale or application of the proceeds of any sale of the Collateral.

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SECTION 12 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or email, in the case of the Company or the Administrative Agent, to the addresses, telecopier numbers or email addresses specified in the Credit Agreement, in the case of the other Grantors, to the addresses, telecopier numbers or email addresses specified below, in the case of the Swap Obligation Providers, to the addresses or telecopier numbers specified in the respective Swap Contracts, in the case of FX/Cash Management Obligation Providers, to the addresses or telecopier numbers specified in the respective agreements relating to the FX/Cash Management Product and in the case of any other Bank Product, to the addresses or telecopier numbers specified in the applicable agreement relating to such Bank Product. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient. Each of the Grantors and the Administrative Agent may change its address, telecopier number or email address for notices and other communications hereunder by notice to the other parties.

SECTION 13 No Waiver; Cumulative Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Administrative Agent or any other Secured Party.

SECTION 14 Costs and Expenses; Indemnification; Other Charges.

(a) Costs and Expenses. The Grantors jointly and severally agree to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in respect of the custody of any Collateral, and (ii) all out-of-pocket expenses incurred by the Administrative Agent and the other Secured Parties (including the fees, charges and disbursements of any counsel for the Administrative Agent or any of the other Secured Parties), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any of the other Secured Parties, in connection with the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section, and including all such out-of-pocket expenses incurred during any workout,

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restructuring or negotiations in respect of the Secured Obligations, all title, appraisal (including the allocated cost of internal appraisal services), survey, audit, consulting, search, recording, filing and similar costs, fees and expenses incurred or sustained by the Administrative Agent or any of its Affiliates in connection with this Agreement or the Collateral and all costs and expenses of the Administrative Agent and the other Secured Parties in connection with the protection, sale or collection of, or other realization upon, any of the Collateral.

(b) Indemnification. The Grantors jointly and severally hereby agree to indemnify, defend and hold the Administrative Agent (and any sub-agent thereof), each other Secured Party, and each Related Party of any of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee and all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement or performance of this Agreement or other Loan Document to which any Grantor is a party or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Grantors or any Subsidiaries thereof, or any Environmental Liability related in any way to the Grantors or any Subsidiaries thereof, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. If and to the extent that the foregoing indemnification is for any reason held unenforceable, the Grantors jointly and severally agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Original Closing Date).

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(c) Other Charges. The Grantors jointly and severally agree to indemnify the Administrative Agent and each of the other Secured Parties against and hold each of them harmless from any and all present and future stamp, transfer, documentary and other such taxes, levies, fees, assessments and other charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of this Agreement.

(d) Interest. Any amounts payable to the Administrative Agent or any Secured Party under this Section 14 or otherwise under this Agreement if not paid upon demand shall bear interest from the date of such demand until paid in full, at a fluctuating interest rate per annum at all times equal to the Default Rate applicable to Base Rate Loans to the fullest extent permitted by applicable Law. Any such interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.

(e) Payment. All amounts due under this Section 14 shall be payable within ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 14 shall survive the termination of the Commitments and repayment of all Secured Obligations.

SECTION 15 Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by any Grantor, the Administrative Agent, each Secured Party, each Indemnified Person referred to in Section 14 and their respective successors and assigns and shall bind any Person who becomes bound as a debtor to this Agreement.

SECTION 16 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND TO THE EXTENT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS HEREUNDER, OR THE REMEDIES HEREUNDER, IN RESPECT OF ANY COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN NEW YORK.

SECTION 17 Forum Selection and Consent to Jurisdiction. (a) EACH OF THE GRANTORS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE GRANTORS AND THE ADMINISTRATIVE AGENT IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE GRANTORS AND THE ADMINISTRATIVE AGENT AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL

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AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION

(b) EACH OF THE GRANTORS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SUBSECTION (A) OF THIS SECTION. EACH OF THE GRANTORS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH OF THE GRANTORS IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 18 Waiver of Jury Trial. EACH OF THE GRANTORS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE GRANTORS AND THE ADMINISTRATIVE AGENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO OR ACCEPT, AS THE CASE MAY BE, THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 19 Entire Agreement; Amendment. This Agreement contains the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall not be amended except by written agreement of the Grantors, the Administrative Agent and the Required Lenders. No waiver of any rights of the Administrative Agent or any other Secured Party under any provision of this Agreement or consent to any departure by the Grantors therefrom shall be effective unless in writing and signed by the Administrative Agent and the Required Lenders, or the Administrative Agent (with the written consent of the Required Lenders). Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

33.

SECTION 20 Severability. If any provision of this Agreements or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 21 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01 of the Credit Agreement, this Agreement shall become effective when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the parties. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 22 Incorporation of Provisions of the Credit Agreement. To the extent the Credit Agreement contains provisions of general applicability to the Loan Documents, including any such provisions contained in Article X thereof, such provisions are incorporated herein by this reference.

SECTION 23 No Inconsistent Requirements. Each Grantor acknowledges that this Agreement and the other Loan Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms.

SECTION 24 Termination; Releases. (i) Upon termination of the Commitments of the Lenders, surrender of all Letters of Credit, termination of all agreements relating to any Bank Product and payment and performance in full of all Secured Obligations (other than inchoate indemnity obligations), the security interests granted under this Agreement shall terminate and the Administrative Agent shall promptly execute and deliver to each Grantor such documents and instruments reasonably requested by such Grantor as shall be necessary to evidence termination of all security interests given by any Grantor to the Administrative Agent hereunder. (ii) Concurrently with any permitted disposition of Collateral under the Loan Documents, the security interest hereunder shall automatically be released from the Collateral so disposed of; provided, however, that the security interest shall continue in the Proceeds thereof. Upon satisfaction of all conditions precedent to any permitted disposition set forth herein or in the other Loan Documents, the Administrative Agent shall execute and deliver any releases or other documents reasonably requested by the relevant Grantor to accomplish or confirm the release of Collateral provided by this Section. Any such release shall specifically describe the portion of the Collateral to be released, shall be expressed to be unconditional and shall be without recourse or warranty (other than a warranty that the Administrative Agent has not assigned its rights and interests to any other Person).

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SECTION 25 Accession. At such time following the Restatement Date as any Domestic Subsidiary of the Company (an “Acceding Subsidiary”) is required to accede hereto pursuant to the terms of Section 6.12 of the Credit Agreement, such Acceding Subsidiary shall execute and deliver to the Administrative Agent an accession agreement substantially in the form of Exhibit A (the “Accession Agreement’), signifying its agreement to be bound by the provisions of this Agreement as a Grantor to the same extent as if such Acceding Subsidiary had originally executed this Agreement as of the Restatement Date.

SECTION 26 EFFECT OF RESTATEMENT. This Agreement amends and restates the Original Security Agreement in its entirety, and nothing in this Agreement shall be deemed to constitute a novation of the Original Security Agreement. This Agreement does not evidence a termination and re-granting of the security interests and Liens granted under any of the Original Security Agreement and such security interests and Liens shall be continuing in all respects.

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35.

Exhibit 10.2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

PACER INTERNATIONAL, INC.

INTERMODAL CONTAINER SERVICE, INC. (D/B/A HARBOR RAIL TRANSPORT)

MANUFACTURERS CONSOLIDATION SERVICE OF CANADA, INC.

PACER CARTAGE, INC.

PACER CONTAINER LINE INC.

PACER TRANSPORTATION SOLUTIONS, INC.

PACER STACKTRAIN, INC.

PACER TRANSPORT, INC.

RAIL TO RAIL TRANSPORT, INC.

S & H TRANSPORT, INC.

By:	/s/ Joseph B. Doherty
Name:	Joseph B. Doherty
Title:	Treasurer

CTP LEASING, INC.

By:	/s/ Joseph B. Doherty
Name:	Joseph B. Doherty
Title:	President

OCEAN WORLD LINES, INC.

RF INTERNATIONAL, LTD.

S & H LEASING, INC.

By:	/s/ Joseph B. Doherty
Name:	Joseph B. Doherty
Title:	Assistant Treasurer

1.

PACER DISTRIBUTION SERVICES, INC.

PDS TRUCKING, INC.

By:	/s/ Kent E. Prokop
Name:	Kent E. Prokop
Title:	President

Address for Notices for Grantors: c/o Pacer International, Inc. 2300 Clayton Road, Suite 1200 Concord, CA 94520 Attention: Treasurer Telecopier: (925) 887-1565

2.

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ John Mundstock
Name: John Mundstock
Title: Senior Vice President

3.